Exhibit 10.1
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement, to be effective as of July 1, 2006 (the “Effective Date”), is entered into between Trade Source International, Inc. (“Purchaser”), Robert Lackey (“Shareholder”) and Craftmade International, Inc., a Delaware corporation and parent of Purchaser (“Parent), as of September 15, 2006 (the “Signing Date”). The foregoing individuals and entities are each a “Party” and are referred to collectively herein as the “Parties.”
R E C I T A L S
     WHEREAS, Shareholder owns all of the issued and outstanding shares (the “Shares”) of capital stock, $1.00 par value, of MARKETING IMPRESSIONS, INC., a Georgia corporation (the “Corporation”), and desires to sell the Shares to Purchaser on the terms and conditions set forth in this Stock Purchase Agreement (hereinafter called “Agreement”); and
     WHEREAS, contemporaneously herewith, Purchaser desires to purchase all of the Shares on the terms and conditions set forth herein;
     NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:
ARTICLE I
DEFINITIONS
     1.01 The following terms used herein, unless the context otherwise requires, shall be defined as follows:
     1.01.01 “AAA” has the meaning set forth in Section 7.14(a).
     1.01.02 “Acceleration Amount” means:
     (i) with respect to an acceleration pursuant to Section 2.06(a)(i) or Section 2.06(a)(ii), an amount equal to (A) the amount that would be present on the last day of the last month in which an Additional Amount payment would have been due in an account earning interest at a monthly rate of 0.8% compounded monthly if monthly deposits equaling 22% of the average Adjusted Gross Profit for the Relevant 12-Month Period were deposited into such account on the first day of each month beginning with the month in which the Triggering Event occurred and continuing through and including the last month in which an Additional Amount payment would have been due plus (B) the amount that would be present on the last day of the last month in which a

Settlement Amount payment would have been due in an account earning interest at a monthly rate of 0.8% compounded monthly if monthly deposits equaling 15% of the average Adjusted Gross Profit for the Relevant 12-Month Period were deposited into such account on the first day of each month beginning with the month in which the Triggering Event occurred and continuing through and including the last month in which an Settlement Amount payment would have been due; or
     (ii) with respect to an acceleration pursuant to Section 2.06(a)(iii), an amount equal to (A) 22% of the average Adjusted Gross Profit for the Relevant 12-Month Period multiplied by the remaining number of monthly payments (beginning with the month in which the Triggering Event occurred) required to satisfy the Additional Amount in full plus (B) 15% of the average Adjusted Gross Profit for the Relevant 12-Month Period multiplied by the remaining number of monthly payments (beginning with the month in which the Triggering Event occurred) required to satisfy the Settlement Amount in full.
     1.01.03 “Additional Amount” means with respect to each of the first 62 calendar months, commencing with July 2006, an amount equal to 22% of the Adjusted Gross Profit for such month.
     1.01.04 “Additional Payments” has the meaning set forth in Section 5.09(h).
     1.01.05 “Adjusted Gross Profit” means Gross Profit without the deduction of reset labor, displays or point-of-purchase materials.
     1.01.06 “Affiliate” of a Party means any individual or business entity (including, without limitation, a corporation, limited liability company, partnership or sole proprietorship) that controls, is controlled by or is under common control with the Party. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual or entity, whether through ownership of voting securities or other interests, by contract or otherwise.
     1.01.07 “Agreed Text” has the meaning set forth in Section 5.07.
     1.01.08 “Asserted Liability” has the meaning set forth in Section 6.06.01.
     1.01.09 “Assigned Intellectual Property” has the meaning set forth in Section 2.01(b)
     1.01.10 “Balance Sheet” has the meaning set forth in Section 4.01.19.

     1.01.11 “Business” means the business of developing, procuring, and supplying Ceiling Medallions to any customer and developing, procuring and supplying Fan Parts and Lamp Parts to Mass Merchants.
     1.01.12 “CERCLA” has the meaning set forth in Section 4.01.21(e).
     1.01.13 “Closing Payment” means $2,199,010.
     1.01.14 “Code” means the Internal Revenue Code of 1986, as amended.
     1.01.14 “Confidential Information” means, to the extent not generally available to the public, any and all of the following (i) trade secrets (within the meaning of applicable trade secret laws) concerning the Business as conducted by the TSI Group; (ii) information concerning the Business as conducted by the TSI Group (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for any member of the TSI Group, containing or based, in whole or in part, on any information included in the foregoing clauses (i) and (ii).
     1.01.16 “Consulting Agreement” has the meaning set forth in Section 2.01(g).
     1.01.17 “Contract” means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.
     1.01.18 “Corporation” has the meaning set forth in the Preface above.
     1.01.19 “Defense Costs” has the meaning set forth in Section 6.06.02.
     1.01.20 “Dispute Amount” has the meaning set forth in Section 2.07(a).
     1.01.21 “Dispute Notice” has the meaning set forth in Section 2.07(a).
     1.01.22 “Effective Date” has the meaning set forth in the Preface above.
     1.01.23 “Environmental, Health, and Safety Laws” means all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all permits, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.
     1.01.24 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.01.25 “Established Loss” has the meaning set forth in Section 6.05.
     1.01.26 “Estimated Acceleration Amount” has the meaning set forth in Section 2.06(b).
     1.01.27 “Fan Accessories” means Fan Parts, Lamp Parts and/or Ceiling Medallions. “Fan Parts” shall mean the major categories of fan pulls, pull chains and cords, connectors, fan blades and irons, electrical wires and wiring kits, swag kits with chains and/or cords and switches, fan controls, light kit sockets and switches, fan hardware including balance kits, adaptors, brackets, screws, canopies, hanger balls and hardware, downrods and sleeves, covers, connectors for downrods, fan cleaning and freshener products, including brushes and filters, fan light kit glass and replacement parts, fan light bulbs and any other parts sold for the purpose of repair or add on to fans. “Lamp Parts” shall mean the major categories of lamp finials, decorative lamp add-on pieces such as tassels, fringes, decals, chains for light pulls, chains for swags, chains for hanging, swag kits, hooks, harps, loops, finial caps, lock caps, knobs, shade holders, prisms, socket covers, wire covers, connectors, cleaning products used for fans and lights, including but not limited to brushes and chemicals, canopies, cords, switches, repair kits, sockets, keys, cluster kits, screws, nuts, crossbars, threaded pipes, nipples, check rings, dimmers, and other parts for the repair or decoration of lamps. “Ceiling Medallions” shall mean any decorative products for the ceiling that are generally sold to use with light fixtures and fans or as a stand alone medallion for adding an architectural element to the ceiling in the form of a medallion. Medallions may be made of any material including plastic, wood, metal, glass and plaster. The list attached as Schedule 1 is a detailed list of the Fan Accessories currently being sold in connection with the Business.
     1.01.28 “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.
     1.01.29 “Gross Profit” means, with respect to any month, the gross revenue from the Business as conducted by the TSI Group less (i) deductions given by the TSI Group to customers in conjunction with the sales that generated such gross revenue (as addressed in SEC Staff Accounting Bulletin No. 101; SEC Staff Accounting Bulletin No. 104; Statement of Financial Accounting Standards (“FASB”) No. 48; and as interpreted in the FASB Emerging Issues Task Force (“EITF”) Issues No. 99-19, 00-10 and 01-9 provided that such deductions were (a) provided in conjunction with the sales that generated such gross revenue in the ordinary course of business consistent with industry practices (such as vendor agreement allowances) and (b) used by such customer contemporaneously with the sale for which such deduction was provided) and (ii) the direct cost to the TSI Group of the products or services that were sold to generate such gross revenue, all as calculated and applied in accordance with GAAP. Deductions given to customers include service group allowances, advertising allowances, volume allowances, allowances for returned items, allowances for defective items, markdowns associated with non-performing items, sustained growth incentives, new store free goods, new warehouse free goods, volume incentive rebates, reset labor, comprehensive vendor allowances, freight allowances, truckload allowances, display allowances, early buy allowances, new item/replacement allowances, promotional allowances, warehouse fulfillment service allowances, and other allowances on a Customer’s Vendor Information Sheet or similar document. Direct cost of products does not include increases in product cost that are attributable to fees and other charges between any of Purchaser’s Affiliates and will be reduced by the amount of any rebates, discounts and/or allowances received from vendors. Direct cost includes cost for inbound and outbound freight related to the gross revenue.
     1.01.30 “Hazardous Materials” means any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, mold or radiation.
     1.01.31 “HI” means Home Impressions, Inc. d/b/a Delstar.
     1.01.32 “Indemnified Party” has the meaning set forth in Section 6.06.01.
     1.01.33 “Indemnifying Party” has the meaning set forth in Section 6.06.01.
     1.01.34 “Indemnitor” has the meaning set forth in Section 6.05.
     1.01.35 “Indemnitee” has the meaning set forth in Section 6.05.
     1.01.36 “Intellectual Property Assignment” has the meaning set forth in Section 2.01(b).
     1.01.37 “Intellectual Property Purchase Price” has the meaning set forth in Section 2.03(b).
     1.01.38 “Intellectual Property Rights” has the meaning set forth in Section 4.01.07.
     1.01.39 “IP Purchase Price” has the meaning set forth in Section 2.03(b).

     1.01.40 “IRS” means the Internal Revenue Service.
     1.01.41 “Knowledge” means, with respect to Shareholder, the actual knowledge of Shareholder and Robert W. Lackey, Jr., after reasonable inquiry into matters about which they are uncertain.
     1.01.42 “Lackey Parties” has the meaning set forth in Section 2.01(b).
     1.01.43 “Lien” means any mortgage, pledge, lien, encumbrance, charge, claim or other security interest, other than liens for Taxes not yet due and payable.
     1.01.44 “Losses” has the meaning set forth in Section 6.03.
     1.01.45 “LLC” means Prime/Home Impressions, LLC, a North Carolina limited liability company.
     1.01.46 “Major Customer” means, with respect to any particular point in time: (i) Lowe’s Companies, Inc. and its Affiliates; (ii) Wal-Mart Stores, Inc. and its Affiliates and (iii) any other customer of the Business with respect to which the TSI Group had no less than $1,000,000 in gross sales of Fan Accessories during the preceding twelve full calendar months, or forecast not less than $1,000,000 in gross sales of Fan Accessories during the subsequent 12 full calendar months.
     1.01.47 “Mass Merchant” means any (i) top 500 home center (such as Lowes), other than Yardbirds, (ii) discounter such as Wal-Mart, K-Mart, Fred Meyer and Ames, (iii) home decor store, such as Pottery Barn, Pier I Imports, Cost Plus, the Bombay Company, Bed, Bath and Beyond, and Linens and Things, (iv) clubs, such as Costco, Sam’s and BJ’s, or (v) department store catalog, such as J.C. Penney.
     1.01.48 “Material Adverse Effect” means a material adverse effect on the results of operations, assets or condition (financial or otherwise) of the Corporation as a whole, after excluding the results of operations, assets or condition (financial or otherwise) of the LLC.
     1.01.49 “Material Contracts” has the meaning set forth in Section 4.01.17.
     1.01.50 “Net Assets Amount” has the meaning set forth in Section 5.10.
     1.01.51 “Net Assets True-up Amount” has the meaning set forth in Section 5.10.
     1.01.52 “New Party” has the meaning set forth in Section 2.06(a)(i).

     1.01.53 “Parent” has the meaning set forth in the Preface above.
     1.01.54 “Party” or “Parties” has the meaning set forth in the Preface above.
     1.01.55 “PCAOB” means Public Company Accounting Oversight Board.
     1.01.56 “Personal Properties” means those properties identified in Schedule 4.01.06.
     1.01.57 “Plan” means an “employee benefit plan” within the meaning given such term under Section 3(3) of ERISA, that as of or prior to the Signing Date is sponsored, maintained, or contributed to by the Corporation or any other trade or business which is treated as a single employer with the Corporation under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”).
     1.01.58 “Post-Effective Date Periods” has the meaning set forth in Section 5.09(a).
     1.01.59 “Pre-Effective Date Period” has the meaning set forth in Section 5.09(a).
     1.01.60 “Partially Subordinate Security Agreement” has the meaning set forth in Section 3.01.14.
     1.01.61 “Prime Rate” means the per annum rate of interest announced from time to time by Bank of America, N.A. (or, if such bank discontinues its practice of announcing its prime rate, such other institution approved by the Purchaser and Shareholder) as its prime rate of interest, in effect from time to time.
     1.01.62 “Purchaser Documents” has the meaning set forth in Section 4.02.01.
     1.01.63 “Re-acquired Business” has the meaning set forth in Section 5.04(c).
     1.01.64 “Relevant 12-Month Period” means whichever of the following periods produces the highest monthly average of Adjusted Gross Profit for such period:
     (a) the 12 calendar months (or if shorter, the calendar months, commencing with July 2006) immediately preceding the month in which the Triggering Event occurred; or

     (b) the 12 calendar months commencing with the month in which the Triggering Event occurred.
     1.01.65 “Remaining Monthly Additional Amount” has the meaning set forth in Section 2.03(h).
     1.01.66 “Resolution Accountant” means a mutually agreeable independent certified public accounting firm registered with the PCAOB; provided, that in the event that the parties cannot agree on an independent certified public accounting firm, such term shall mean an independent public accounting firm registered with the PCAOB selected by Grant Thornton, LLP.
     1.01.67 “RLJ Goodwill Agreement” has the meaning set forth in Section 2.01(f).
     1.01.68 “Responsible Parties” has the meaning set forth in Section 5.09(h).
     1.01.69 “RLJ Non-Competition Agreement” has the meaning set forth in Section 2.01(e).
     1.01.70 “RWL” means RWL Corporation.
     1.01.71 “Securities Act” means the Securities Act of 1933, as amended.
     1.01.72 “Service Agreement” means the Services Agreement, dated January 1, 1998, between the LLC and HI, as amended.
     1.01.73 “Settlement Amount” means with respect to each of the first 12 calendar months commencing with July 2006, an amount equal to 15% of the Adjusted Gross Profit for such month; provided, however, that in no event shall the aggregate Settlement Amount under this Agreement exceed $750,000.
     1.01.74 “Shareholder Account” has the meaning set forth in Section 2.03(a).
     1.01.75 “Shareholder Goodwill Agreement” has the meaning set forth in Section 2.01(d).
     1.01.76 “Shareholder Non-Competition Agreement” has the meaning set forth in Section 2.01(c).
     1.01.77 “Shares” has the meaning set forth in the Preface above.

     1.01.78 “Signing Date” has the meaning set forth in the Preface above.
     1.01.79 “Stock Purchase Price” has the meaning set forth in Section 2.03(a).
     1.01.80 “Subordination Agreement” has the meaning set forth in Section 3.01.15.
     1.01.81 “SWDA” has the meaning set forth in Section 4.01.21(e).
     1.01.82 “Tax” or “Taxes” means (i) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (ii) any liability for the payment of any amounts described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (iii) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (i) or (ii).
     1.01.83 “Tax Return” means any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.
     1.01.84 “True-up Amount” has the meaning set forth in Section 2.06(b).
     1.01.85 “TSI Group” means Purchaser, the Corporation and the LLC, collectively.

ARTICLE II
SALE AND PURCHASE OF THE SHARES AND OTHER ASSETS
     2.01 Purchase and Sale of the Shares and Other Assets.
     (a) Purchase and Sale of the Shares. On the basis of the representations, warranties and agreements set forth herein, Shareholder hereby sells, conveys, transfers, assigns and delivers to Purchaser, effective as of the Effective Date, all of the Shares free and clear of all Liens, and Purchaser hereby purchases the Shares from the Shareholder for the consideration described in Section 2.03(a).
     (b) Purchase and Sale of the Intellectual Property. Contemporaneously with the execution of this Agreement, the Purchaser, on one hand, and Shareholder and certain entities that he controls (including RWL) (collectively, the “Lackey Parties”), on the other hand, shall enter into an intellectual property assignment (the “Intellectual Property Assignment”), the form for which is attached hereto as Exhibit A, pursuant to which the Lackey Parties will transfer to the Purchaser the intellectual property rights owned by them and used in any Fan Accessories that were, are, or have been conceived to be manufactured, marketed or sold in connection with the Business as conducted by the LLC and/or the Corporation (the “Assigned Intellectual Property”) for the consideration described in Section 2.03(b).
     (c) Shareholder Non-Competition Agreement. Contemporaneously with the execution of this Agreement, Purchaser and Shareholder shall enter into a non-competition agreement (the "Shareholder Non-Competition Agreement”), the form for which is attached hereto as Exhibit B, for the consideration described in Section 2.03(c).
     (d) Shareholder Goodwill. Contemporaneously with the execution of this Agreement, Purchaser and Shareholder shall enter into an agreement for the purchase and sale of personal goodwill (the “Shareholder Goodwill Agreement”), the form for which is attached hereto as Exhibit C, for the consideration described in Section 2.03(d).
     (e) Robert W. Lackey, Jr. Non-Competition Agreement. Contemporaneously with the execution of this Agreement, Purchaser and Robert W. Lackey, Jr. shall enter into a non-competition agreement (the “RLJ Non-Competition Agreement”), the form for which is attached hereto as Exhibit D, for the consideration described in Section 2.03(e).
     (f) Robert W. Lackey, Jr. Goodwill. Contemporaneously with the execution of this Agreement, Purchaser and Robert W. Lackey, Jr. shall enter into an agreement for the purchase and sale of personal goodwill (the “RLJ Goodwill Agreement”), the form for which is attached hereto as Exhibit E, for the consideration described in Section 2.03(f).
     (g) Imagine One Resources, LLC Consulting Agreement. Contemporaneously with the execution of this Agreement, Purchaser and Imagine One Resources, LLC shall enter into a consulting agreement (the “Consulting Agreement”), the form for which is attached hereto as Exhibit F, for the consideration described in Section 2.03(g).
     2.02 Instruments of Conveyance and Transfer of the Shares. Contemporaneously with the execution of this Agreement, Shareholder is delivering to Purchaser stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock power(s)).
     2.03 Consideration and Payment for the Shares and Other Assets.
     (a) As consideration for the purchase and sale of the Shares, Purchaser and Parent shall, jointly and severally, pay to Shareholder $4,750,000 (subject to adjustment as described in Section 2.03(h)) (the “Stock Purchase Price”). Purchaser and/or Parent shall pay the Stock Purchase Price by paying (i) the Closing Payment to Shareholder by wire transfer of immediately-available funds no later than 3:00 PM CDT on the Signing Date to the account(s) previously designated in writing by the Shareholder to Purchaser (the “Shareholder Account”), (ii) each monthly installment of the Settlement Amount to Shareholder in accordance with Section 2.04 and (iii) subject to adjustment as described in Section 2.03(h), $50,000 of each monthly installment of the Additional Amount to Shareholder in accordance with Section 2.04 until the Stock Purchase Price is paid in full. In no event shall the amount paid by Purchaser for the Shares exceed $4,750,000.
     (b) As consideration for the purchase and sale of the Assigned Intellectual Property pursuant to the Intellectual Property Assignment, Purchaser and Parent shall, jointly and severally, pay to the Lackey Parties $1,000,000 ((subject to adjustment as described in Section 2.03(h)) (the “IP Purchase Price”). Purchaser shall pay the IP Purchase Price by paying $30,000 (subject to adjustment as described in Section 2.03(h)) of each monthly installment of the Additional Amount to the Lackey Parties in accordance with Section 2.04 until the IP Purchase Price is paid in full. In no event shall the amount paid by Purchaser for the Assigned Intellectual Property exceed $1,000,000.
     (c) As consideration for the Shareholder Non-Competition Agreement, Purchaser and Parent shall, jointly and severally, pay to Shareholder an amount equal to 15.79% of the Remaining Monthly Additional Amount (as defined in Section 2.03(h)) in accordance with Section 2.04.
     (d) As consideration for the Shareholder Goodwill Agreement, Purchaser and Parent shall, jointly and severally, pay to Shareholder an amount equal to 21.05% of the Remaining Monthly Additional Amount in accordance with Section 2.04.
     (e) As consideration for the RLJ Non-Competition Agreement, Purchaser and Parent shall, jointly and severally, pay to Robert W. Lackey, Jr. an amount equal to 10.53% of the Remaining Monthly Additional Amount in accordance with Section 2.04.

     (f) As consideration for the RLJ Goodwill Agreement, Purchaser and Parent shall, jointly and severally, pay to Robert W. Lackey, Jr. an amount equal to 10.53% of the Remaining Monthly Additional Amount in accordance with Section 2.04.
     (g) As consideration for the Consulting Agreement, Purchaser and Parent shall, jointly and severally, pay to Imagine One Resources, LLC an amount equal to 42.1% of the Remaining Monthly Additional Amount in accordance with Section 2.04.
     (h) The available Additional Amount for each month shall be allocated (i) first, to any deficit created by the Additional Amount from prior months being insufficient to pay in full the $50,000 fixed monthly amount due for the Shares pursuant to Section 2.03(a)(iii) for such prior months, (ii) second, to any deficit created by the Additional Amount from prior months being insufficient to pay in full the $30,000 fixed monthly amount due for the Intellectual Property pursuant to Section 2.03(b) for such prior months, (iii) third, to the $50,000 fixed monthly amount due for the Shares pursuant to Section 2.03(a)(iii) and (iv) fourth, to the $30,000 fixed monthly amount due for the Assigned Intellectual Property pursuant to Section 2.03(b), with the remaining Additional Amount for each month (the “Remaining Monthly Additional Amount”) being allocated and paid pursuant to Sections 2.03(c)-(g). Should the cumulative available Additional Amount with respect to the entire sixty-three month period be insufficient to pay the full amounts due for the Shares pursuant to Section 2.03(a)(iii) and the Intellectual Property pursuant to Section 2.03(b), the total consideration for those items shall be automatically reduced by such deficit and the unfunded portion of each such amount shall no longer be payable by Purchaser. In the event that there is no Remaining Monthly Additional Amount for any month, no amounts will be paid by Purchaser pursuant to Sections 2.03(c)-(g).
     2.04 Payments of Amounts Due.
     (a) Each calendar month (and upon the Signing Date with respect to calendar months beginning with the Effective Date and ending prior to the Signing Date), Purchaser and Parent shall, jointly and severally, pay to Shareholder an amount equal to the sum of the Settlement Amount and Additional Amount for the preceding month, which payment must be received by Shareholder on or before the 15th day of such month. Payments not received by the 25th day of such month shall accrue interest in accordance with Section 2.05. Purchaser and/or Parent may make such payments by mailing a check to Shareholder; provided, however, that if on more than 2 occasions a check mailed to Shareholder by Purchaser and/or Parent is not postmarked by the 15th day of the applicable month or Shareholder receives any such payment after the 25th day of the applicable month, then Purchaser and/or Parent shall make all future payments to Shareholder by either sending a check by nationally recognized overnight courier, next-day delivery (in which case it shall be deemed to be received by Shareholder in accordance with Section 7.01 of this Agreement), or by wire transfer of immediately available funds to the Shareholder Account. Shareholder shall notify Purchaser of each check not postmarked by the 15th day of the applicable month and each payment that is not received by the 25th day of the applicable month.

     (b) Shareholder shall accept such amounts on behalf of himself, and as agent for Robert W. Lackey, Jr., Imagine One Resources, LLC and the Lackey Parties. Shareholder shall allocate and disburse all such amounts in the manner specified in Section 2.03, and shall provide Purchaser with a report specifying the allocations.
     2.05 Interest. Purchaser and Parent shall, jointly and severally, pay interest on any amounts they owe under this Agreement that are not received by Shareholder (in his personal capacity and as agent for certain other Parties, as described above) by the 25th day of the applicable month at a rate equal to the Prime Rate plus one percent (1%) for the first 15 days after the applicable due date and thereafter at a rate equal to the Prime Rate plus four percent (4%) per annum.
     2.06 Acceleration of Amounts Due.
     (a) Upon the occurrence of any of the following events (each a “Triggering Event”), Shareholder may elect, by providing written notice to Purchaser within 90 days of the occurrence of such event, to accelerate all amounts due hereunder (in the manner described in Section 2.06(b)):
     (i) Purchaser or any other member of the TSI Group sells, assigns or otherwise transfers all or substantially all of the Business to anyone who is not a member of the TSI Group (the “New Party”) without providing written notice to Shareholder at least 90 days prior to the effectiveness of such transaction, in which case, Adjusted Gross Profit will thereafter be calculated by substituting for the TSI Group the New Party and such of its Affiliates as is necessary to achieve the same economic effect set forth herein;
     (ii) Purchaser fails to pay any amount when due hereunder (including any amount due under any other agreement listed in Section 3.02 hereof) and such failure is not cured within thirty days after notice thereof is provided by Shareholder to Purchaser in the manner required in Section 7.01; or
     (iii) Purchaser or any other member of the TSI Group sells, assigns or otherwise transfers all or substantially all of the Business to a New Party, provided that Shareholder shall have received written notice thereof at least 90 days prior to the effectiveness of any such transaction, in which case, Adjusted Gross Profit will thereafter be calculated by substituting for the TSI Group the New Party and such of its Affiliates as is necessary to achieve the same economic effect set forth herein.
          (b) Should Shareholder elect to accelerate the amounts due hereunder pursuant to Section 2.06(a), Purchaser shall calculate an estimated Acceleration Amount based on the Relevant 12-Month Period described in Section 1.01.64(a) (the “Estimated Acceleration Amount”). Purchaser and Parent shall, jointly and severally, pay the Estimated Acceleration Amount to Shareholder by check mailed within 30 days of the date of the notice described in Section 2.06(a). If the Purchaser and Parent fail to pay the Estimated Acceleration Amount within 45 days of the date of the notice described in Section 2.06(a), Shareholder and Robert W. Lackey, Jr. shall be automatically released from their obligations under the Shareholder Non-Competition Agreement and the RLJ Non-Competition Agreement, respectively, and Imagine One Resources, LLC shall be automatically released from its obligations under the Consulting Agreement. Within 30 days after the end of the Relevant 12-Month Period described in Section 1.01.64(b), Purchaser shall calculate the Acceleration Amount. If the Acceleration Amount exceeds the Estimated Acceleration Amount (such excess, if any, being the “True-up Amount”), Purchaser and Parent shall, jointly and severally, pay the True-up Amount to Shareholder by check mailed within such 30-day period.
     (c) The occurrence of a Triggering Event shall not suspend Purchaser’s or Parent’s payment obligations under this Agreement; provided, however, that the payment of the Estimated Acceleration Amount shall suspend Purchaser’s and Parent’s payment obligations under Sections 2.03 and 2.04 pending payment of the True-up Amount, if any. The payments made by Purchaser and/or Parent pursuant to Sections 2.03 and 2.04 in respect of the month in which the Triggering Event occurred and any month thereafter shall be credited against the Acceleration Amount. The payment of the Acceleration Amount in full shall discharge Purchaser and Parent from the payment of any other remaining amounts payable under Sections 2.03 and 2.04. The Shareholder shall be solely responsible for allocating the Acceleration Amount among, and paying the appropriate portions of the Acceleration Amount to, himself, Robert W. Lackey, Jr., Imagine One Resources, LLC and the Lackey Parties, in the manner required by Section 2.04. If the amounts due under Sections 2.03 and 2.04 are accelerated, all representations, warranties and covenants (including without limitation the payment obligations under all Sections of this Agreement other than Sections 2.03 and 2.04) made by the Parties herein (and the corresponding indemnification provisions) shall survive for the remainder of the respective periods set forth herein. Notwithstanding the foregoing, in the event that Shareholder does not elect to accelerate the payments due under Sections 2.03 and 2.04 as a result of a Triggering Event and if the New Party expressly assumes in writing all of the Purchaser’s and Parent’s obligations under this Agreement, Purchaser’s and Parent’s liability to Shareholder for payments due under Sections 2.03 and 2.04 shall not exceed the Acceleration Amount that would have been payable as a result of such Triggering Event.
     2.07 Payment Calculation Dispute Resolution.
     (a) Purchaser and Shareholder shall use their reasonable efforts to resolve any dispute that arises with respect to amounts that are payable under Sections 2.03, 2.04, 2.05 and 2.06. If Purchaser and Shareholder are unable to agree as to the amount of any such payment within 45 days following the due date thereof, Purchaser and Shareholder shall within such 45-day period jointly prepare and submit to a Resolution Accountant for resolution a signed statement (each a “Dispute Notice”) setting forth (i) the amount(s) as to which the parties agree, (ii) each party’s proposed amount(s) for the items as to which they do not agree, (iii) with respect to the items in dispute, a reasonably detailed description of how each party arrived at its amount and its objections to the other’s proposed amounts and (iv) the amount that each party considers in dispute (the “Dispute Amount”). Each party shall promptly provide to the Resolution Accountant any additional requested information with respect to any matter covered by the Dispute Notice, including without limitation any supporting documentation used by that party in preparing its portion of the Dispute Notice. The Resolution Accountant shall decide all of such matters in dispute, and its determination shall be final, conclusive and binding on Purchaser and Shareholder with respect to the matters in dispute.
     (b) If any dispute is submitted to the Resolution Accountant for resolution as provided above, the fees and disbursements of the Resolution Accountant shall be borne equally, one-half (1/2) by Purchaser and one-half (1/2) by Shareholder; provided, however, that if the amount determined by the Resolution Accountant is exactly the same amount proposed by one of the Parties, then the other Party shall be responsible for 100% of the fees and disbursements owed to the Resolution Accountant.
     (c) If a dispute has been referred to the Resolution Accountant, any amounts determined by the Resolution Accountant to be owed by a party shall be paid to the other within ten (10) days of the date on which the Resolution Accountant renders its decision.
ARTICLE III
DELIVERIES
     3.01 Shareholder’s Deliveries. Unless otherwise stated below, contemporaneously herewith and subject to the terms and conditions set forth herein, Shareholder is hereby delivering to Purchaser the following items:
     3.01.01 Shares. The stock certificates representing the Shares and all instruments of conveyance and transfer required by Section 2.02.
     3.01.02 Corporate Minute Book. The Corporation’s minute book, containing a file-stamped copy of the Corporation’s Articles of Incorporation, plus the Minutes, Bylaws and all other contents thereof.
     3.01.03 Good Standing Certificates. Certificates from the Secretary of State of the State of Georgia and each jurisdiction in which the Corporation is qualified to do business, evidencing that the Corporation is existing and in good standing under the laws of each such jurisdiction.
     3.01.04 Account Transfer Documents. All such instruments as may be necessary to authorize Purchaser to become a signatory on the Corporation’s bank accounts.
     3.01.05 Resignations. Executed resignations of each officer and director of the Corporation, effective upon the Signing Date.

     3.01.06 Shareholder Non-Competition Agreement. A copy of the Shareholder Non-Competition Agreement, dated and effective as of the Effective Date, executed by Shareholder.
     3.01.07 RLJ Non-Competition Agreement. A copy of the RLJ Non-Competition Agreement, dated and effective as of the Effective Date, executed by Robert W. Lackey, Jr.
     3.01.08 Intellectual Property Assignment. A copy of the Intellectual Property Assignment, dated and effective as of the Effective Date, executed by the applicable Lackey Parties.
     3.01.09 Goodwill Agreements. A copy of each of the Shareholder Goodwill Agreement and the RLJ Goodwill Agreement, dated and effective as of the Effective Date, executed by Shareholder and Robert W. Lackey, Jr., respectively.
     3.01.10 Services Agreement. Evidence of the assignment of the Services Agreement by HI to the Corporation.
     3.01.11 Assignment Agreement. Evidence of the assignment of a 50% membership interest in the LLC by HI to the Corporation.
     3.01.12 Appointment of Shareholder as Agent. A copy of a appointment and release, dated and effective as of the Signing Date, and executed by Robert W. Lackey, Jr., Image One Resources, LLC and the Lackey Parties, in which each such person appoints Shareholder as its agent for receipt of all monies due to it pursuant to Sections 2.03, 2.04 and 2.05 of this Agreement and releases Purchaser from any and all liability with regard to Shareholder’s failure to properly pay and distribute such amounts to such persons.
     3.01.13 Consulting Agreement. A copy of the Consulting Agreement, dated and effective as of the Effective Date, executed by Imagine One Resources, LLC.
     3.01.14 Security Agreement. A copy of the security agreement (the “Partially Subordinate Security Agreement”) granting Shareholder, Robert W. Lackey, Jr., Imagine One Resources, LLC and the other Lackey Parties a security interest in (i) all of the assets of the Business as conducted by any member of the TSI Group and (ii) all of the membership interest in the LLC, dated as of the Signing Date, and executed by Shareholder, on behalf of himself and as agent for Robert W. Lackey, Jr., Imagine One Resources, LLC and the other Lackey Parties, the form for which is attached hereto as Exhibit G.
     3.01.15 Subordination Agreement. A copy of the subordination agreement (the “Subordination Agreement”), dated as of the Signing Date, and executed by Shareholder, on behalf of himself and as agent for Robert W. Lackey, Jr., Imagine One

Resources, LLC and the other Lackey Parties, the form for which is attached hereto as Exhibit H.
     3.02 Purchaser’s Deliveries. Unless otherwise stated below, contemporaneously herewith and subject to the terms and conditions set forth herein, Purchaser is hereby delivering the following to Shareholder:
     3.02.01 Closing Payment. The Closing Payment, which shall be paid in accordance with Section 2.03(a)(i).
     3.02.02 Corporate Resolutions. Resolutions of the board of directors of Purchaser and Parent, dated on or before the Signing Date, authorizing the purchase of the Shares and the other transactions contemplated by this Agreement and the performance of Purchaser’s and Parent’s other obligations under this Agreement.
     3.02.03 Shareholder Non-Competition Agreement. A copy of the Shareholder Non-Competition Agreement, dated and effective as of the Signing Date, executed by Purchaser.
     3.02.04 RLJ Non-Competition Agreement. A copy of the RLJ Non-Competition Agreement, dated and effective as of the Signing Date, executed by Purchaser.
     3.02.05 Intellectual Property Assignment. A copy of the Intellectual Property Assignment, dated and effective as of the Signing Date, executed by Purchaser.
     3.02.06 Consulting Agreement. A copy of the Consulting Agreement, dated and effective as of the Signing Date, executed by Purchaser.
     3.02.07 Goodwill Agreements. A copy of each of the Shareholder Goodwill Agreement and the RLJ Goodwill Agreement, dated and effective as of the Signing Date, each executed by Purchaser.
     3.02.08 Security Agreement. A copy of the Partially Subordinate Security Agreement, dated as of the Signing Date, and executed by Purchaser, the Corporation and the LLC.
     3.02.08 Subordination Agreement. A copy of the Subordination Agreement, dated as of the Signing Date, and executed by Parent, Purchaser, the Corporation, the LLC and THE FROST NATIONAL BANK, a national banking association,.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4.01 Representations and Warranties of the Shareholder. To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Shareholder represents and warrants, as of the Signing Date, as follows (except with respect to the LLC and the Business conducted by the LLC, which are each expressly excluded from the scope of each and every representation and warranty hereunder except as provided in Sections 4.01.07, 4.01.10, 4.01.26 and 4.01.27):
     4.01.01 Authorization. Shareholder has full power, capacity and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Shareholder enforceable in accordance with its terms and conditions. Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or other third party in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.
     4.01.02 Corporate Existence and Authority. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. It has all requisite corporate power and authority to own its assets and to conduct its business as currently conducted. The Corporation is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or in the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.
     4.01.03 Capitalization of the Corporation. The authorized capital stock of the Corporation consists of One Hundred Thousand (100,000) shares of common stock, par value $1 per share, of which one thousand (1,000) shares are issued and outstanding and constitute the Shares. All of the Shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by the Corporation which provide for the purchase, issuance or transfer of any shares of the capital stock of the Corporation, nor are there any outstanding securities granted or issued by the Corporation that are convertible into any shares of the capital stock of the Corporation, and none is authorized. The Corporation is not obligated or committed to purchase, redeem or otherwise acquire any of its capital stock. All presently exercisable voting rights in the Corporation are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before the Corporation‘s shareholders, and other than as may be contemplated by this Agreement, and there are no voting trusts or other voting arrangements with respect to any of the Corporation‘s capital stock.
     4.01.04 No Conflict. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation or performance of the Shareholder’s or Corporation’s obligations hereunder will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Articles of Incorporation of the Corporation, or (B) any resolution adopted by the board of directors or the stockholders of the Corporation; (ii) contravene, conflict with, or result in a violation of, or give any third party the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any law or any order to which the Corporation or Shareholder, or any of the assets owned or used by the Corporation may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by the Corporation or that otherwise relates to the business conducted by the Corporation or any of the assets owned or used by the Corporation; (iv) cause the Corporation to become subject to, or become liable for, the payment of any Tax, (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any third party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Corporation or Shareholder is a party; or (vi) result in the imposition or creation of any Lien upon the Shares.
     4.01.05 No Brokers Fees; No Commissions. All negotiations relative hereto and the transactions contemplated hereby have been carried on by Shareholder directly with Purchaser without any act by Shareholder that would give rise to any claim against Purchaser or the Corporation for a brokerage commission, finder’s fee or other similar payment.
     4.01.06 Title to and Condition of Properties. The Corporation owns no real property. Except as set forth in Schedule 4.01.06, the Corporation has good and indefeasible title to all of its Personal Properties, including those reflected on the Balance Sheet and any personal properties purchased or otherwise acquired since the date of the Balance Sheet, free and clear of all Liens. All such personal properties are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition (subject to normal wear and tear). Schedule 4.01.06 sets forth a list of all personal properties owned by the Corporation that currently have a fair market value of at least $500.
     4.01.07 Intellectual Property. The Assigned Intellectual Property constitutes all of the intellectual property rights owned by Shareholder or any of his Affiliates that are used in any Fan Accessories that were, are, or have been conceived to be manufactured, marketed or sold in connection with the Business as conducted by the

LLC and/or the Corporation. Except as set forth in Schedule 4.01.07, the intellectual property rights owned or licensed by the Corporation, together with the Assigned Intellectual Property (collectively, the “Intellectual Property Rights”) are free and clear of all Liens. To the Knowledge of Shareholder, none of the Intellectual Property Rights have been infringed by any third party. To the Knowledge of Shareholder, the Intellectual Property Rights are valid and enforceable, are in full force and effect, and neither the Corporation nor Shareholder has taken any action, or failed to take an action, that might have the effect of estopping or otherwise limiting the Corporation’s or Shareholder’s right to enforce the Intellectual Property Rights against others. To the Knowledge of Shareholder, neither the Corporation nor the LLC has infringed, misappropriated or otherwise violated any intellectual property rights of any third party, and neither the Corporation nor Shareholder has received any notice alleging such infringement, misappropriation or violation.
     4.01.08 Receivables. All accounts receivable of the Corporation represent valid and bona fide claims and were acquired or arose in the ordinary course of business.
     4.01.09 Inventory. All inventory of the Corporation, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet.
     4.01.10 Ownership of the LLC. The Corporation owns 50% of the Membership Interests (as defined in the operating agreement of the LLC) in the LLC free and clear of all Liens.
     4.01.11 Operation of the Business. Since its existence, the Corporation has not engaged in any material business other than the businesses of (i) buying, selling and/or designing medallions and (ii) owning a membership interest in the LLC.
     4.01.12 Absence of Certain Liabilities. The Corporation has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities (i) that are reflected in the Balance Sheet, (ii) that have arisen after the date of the Balance Sheet in the ordinary course of business or (iii) that are the Corporation’s obligations under the contracts to which it is a party, excluding liabilities for breaches thereof occurring prior to the Signing Date.
     4.01.13 Compliance with Laws. Except with respect to compliance with Tax Laws and Environmental, Health, and Safety Laws, which are covered exclusively in Sections 4.01.14 and 4.01.21, respectively, and are not covered by this Section 4.01.13:

     (a) The Corporation has at all times since January 1, 2001 been, and presently is, in material compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations.
     (b) The Corporation has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency, and all such returns, reports, documents and information are true and complete in all material respects. To the Knowledge of Shareholder, all permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governmental or regulatory bodies required of the Corporation to conduct its business have been obtained, and timely renewal applications filed, and no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals. Such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by the Corporation, except for matters that would not reasonably be expected to have a Material Adverse Effect.
     4.01.14 Taxes. Except as set forth on Schedule 4.01.14:
     (a) The Corporation has (I) timely filed (or there has been timely filed on its behalf) with the appropriate governmental entities all income and other Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (II) timely paid in full (or there has been timely paid in full on its behalf) all income and other Taxes reflected on its Tax Returns or otherwise required to have been paid by it; and (III) complied in all material respects with all applicable laws, rules and regulations relating to the filing of Tax Returns, the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws.
     (b) (I) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Corporation, and the Corporation has not received a written notice of any pending or proposed claims, audits or proceedings with respect to Taxes, (II) the Corporation has not received any notice of deficiency or assessment from any governmental entity for any amount of Tax that has not been fully settled or satisfied, and, to the Knowledge of Shareholder, no such deficiency or assessment is proposed or threatened, (III) no claim has been made in writing by any governmental entity in a jurisdiction where the Corporation does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction, (IV) there are no Liens for Taxes upon any property or assets of the Corporation, except for Liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings, (VI) no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns has been given by or on behalf of the Corporation, (VII) the Corporation is not a party to any agreement or understanding providing for the allocation or sharing of Taxes and (VIII) the Corporation has not granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Return.
     (c) The Corporation (I) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock to which Code Section 355 (or so much of Code Section 356 as relates to Code Section 355) applies and which occurred within two years of the date of this Agreement, (II) has not agreed and is not required, to make any material adjustment under Code Section 481 affecting any taxable year, (III) will not be required to include any amount in income for any taxable period (or portion thereof) ending after the Effective Date as a result to a change in the method of accounting for a taxable period ending prior to the Effective Date, (IV) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or 162(m), (V) has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii), and (VI) has not been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.
     (d) The Corporation has made available to Purchaser correct and complete copies of (I) all of its Tax Returns filed within the past three years, (II) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a governmental entity within the past five years relating to the federal, state, local or foreign Taxes due from or with respect to the Corporation, and (III) any closing letters or agreements entered into by the Corporation with any governmental entities within the past five years with respect to Taxes.
     4.01.15 No Material Adverse Changes. Since the date of the Balance Sheet, there has not been any event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.
     4.01.16 Disputes and Litigation. Except as noted on Schedule 4.01.16:
     (a) There is no suit, action, litigation, proceeding, investigation, claim, complaint or accusation pending or, to the Knowledge of Shareholder, threatened against or affecting the Corporation or any of its properties, assets or its business or to which the Corporation is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and to the Knowledge of Shareholder, there is no basis for any such suit, action, litigation, proceeding, investigation, claim, complaint or accusation.

     (b) There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting the Corporation or any of its properties, assets or its business that would have a Material Adverse Effect.
     4.01.17 Contracts. Schedule 4.01.17 contains a true and complete list of all Contracts to which the Corporation is a party or by which its properties may be bound and under which the Corporation is entitled to receive (in money, services or property) or is obligated to pay (in money, services or property) at least $2,000 (the “Material Contracts”). All of the Material Contracts were entered into in the ordinary course of business, are in full force and effect and are valid, binding and enforceable against the Corporation in accordance with their respective terms. The Corporation has not materially breached any Material Contract and, to the Knowledge of the Shareholder: (i) no other party thereto has materially breached any Material Contract and (ii) no event has occurred which, with notice or lapse of time or both, would constitute a material breach of any Material Contract by any party thereto.
     4.01.18 Banking Arrangements and Powers of Attorney. Schedule 4.01.18 sets forth a true and complete list of the name of each bank in or with which the Corporation has an account and a brief description of each such account; and the names of all persons, if any, now holding powers of attorney from the Corporation and a summary statement of the terms thereof.
     4.01.19 Financial Statements; Books and Records. Attached as Exhibit I is the unaudited balance sheet of the Corporation as of June 30, 2006 (the “Balance Sheet”). The Balance Sheet is true and correct in all material respects as of that date, and there are no material liabilities, obligations or indebtedness that were owed or owing by the Corporation as of that date that are not shown on the Balance Sheet. The Balance Sheet was prepared in accordance with GAAP, subject to normal recurring year-end adjustments ((the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes). Since the date of the Balance Sheet, the Corporation has not incurred any liabilities, obligations or indebtedness except in the ordinary course of business and as provided on Schedule 4.01.19. The Balance Sheet accurately presents the financial condition of the Corporation in all material respects as of the date thereof.
     Except as otherwise provided in Schedule 4.01.19, the Corporation’s books and records (including without limitation, all financial records, business records, minute books, stock transfer records, client lists, referral source lists and records pertaining to services or products delivered to clients) (i) are complete and correct in all material respects, and all transactions to which the Corporation is a party are accurately reflected therein, (ii) have been maintained in accordance with customary and sound business practices in the Corporation’s industry, (iii) form the basis for all of the Corporation’s financial statements and (iv) accurately reflect the assets, liabilities, financial position and results of operations of the Corporation in all material respects.

     4.01.20 Insurance. Schedule 4.01.20 sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Corporation is a party, a named insured, or otherwise the beneficiary of coverage: (i) the name of the insurer, the name of the policyholder, and the name of each covered insured; (ii) the policy number; and (iii) the amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.
With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) neither the Corporation nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any material provision thereof. Each such policy is issued by an insurer that is financially sound and reputable.
     4.01.21 Environmental, Health and Safety Matters.
     (a) The Corporation has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Laws.
     (b) Without limiting the generality of the foregoing, the Corporation has obtained, has complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Laws for the occupation of its facilities and the operation of its business. Further, the Corporation has timely applied for the renewal of such permits so that such permits will remain in full force and effect during the pendency of the renewal application. Included in Schedule 4.01.21 is a list of those permits.
     (c) The Corporation has not received and is not aware of any facts that reasonably would form the basis for any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Laws.
     (d) No (I) underground storage tanks, (II) asbestos-containing material in any friable and damaged form or condition, (III) materials or equipment containing polychlorinated biphenyls, or (IV) landfills, surface impoundments, or disposal areas exists at any property or facility owned or operated by the Corporation or, to the Knowledge of Shareholder, existed, during its period of ownership or operation, at any property or facility formerly owned or operated by the Corporation.

     (e) The Corporation has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material at any property or facility owned or operated by it in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Laws. The Corporation does not own or operate any facility upon which there has been a release of any Hazardous Materials that occurred during the time the Corporation owned or operated such facility. There was no release or threatened release of Hazardous Materials on any site formerly owned or operated by the Corporation that occurred during the time the Corporation owned or operated such site. To the Knowledge of Shareholder, no asbestos containing material in a friable or damaged condition is located on any property owned or operated by the Corporation.
     (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Laws.
     4.01.22 Absence of Certain Changes and Events. Except as set forth in Schedule 4.01.22, since the date of the Balance Sheet, the Corporation has conducted its business only in the ordinary course of business and there has not been any: (i) change in the Corporation’s authorized or issued capital stock; (ii) amendment to the Articles of Incorporation, Bylaws or other organizational documents of the Corporation; (iii) payment or increase by the Corporation of any bonuses, salaries, or other compensation to any stockholder, director or officer; (iv) damage to or destruction or loss of any asset or property of the Corporation, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Corporation; (v) except for the acquisition of the Membership Interest (as defined in the operating agreement of the LLC) in the LLC, entry into, termination of, or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or any Contract or transaction involving a total remaining commitment by or to the Corporation of at least $10,000; (vi) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Corporation or imposition of any Lien on any material asset or property of the Corporation; (vii) cancellation or waiver of any claims or rights with a value to the Corporation in excess of $10,000; (viii) material change in the accounting methods used by the Corporation; or (ix) agreement, whether oral or written, by the Corporation to do any of the foregoing.

     4.01.23 Relationship with Related Persons. Neither Shareholder nor an Affiliate of Shareholder has any claim or right against the Corporation.
     4.01.24 Customers and Suppliers.
     (a) Schedule 4.01.24 lists all of the direct customers of the Corporation for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of net sales attributable to such customer.
     (b) Since the date of the Balance Sheet, no supplier, vendor or service provider of the Corporation, including but not limited to Technimark, Inc. and Big E, has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to the Corporation, and no customer listed on Schedule 4.01.24 has indicated that it shall stop, or decrease the rate of, buying materials, products or services from the Corporation.
     4.01.25 Employees and Benefit Plans. The Corporation has no employees. No liability with respect to any Plan will become an obligation or liability of the Corporation or Purchaser. Neither the Corporation nor any of its ERISA Affiliates has ever sponsored, contributed, maintained, been required to contribute to or had any liability, contingent or otherwise with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code, including, without limitation, any “multiemployer plan” (as defined in Section 3(37) of ERISA).
     4.01.26 Relationship with Customers. Except for items listed on Schedule 4.01.26, Shareholder has no Knowledge of any plans or intentions of any Major Customer of the Corporation or the LLC that could adversely affect the future earnings of the Business as presently conducted by the LLC.
     4.01.27 LLC Operating Agreement. Except for Fan Accessories sold by HI and/or the Corporation to Starcrest of California located in Perris, California, to Shareholder’s Knowledge, neither the Corporation nor HI has breached the operating agreement of the LLC, and no event has occurred which, with notice or lapse of time or both, would constitute a breach of the operating agreement of the LLC by the Corporation or HI.
     4.01.28 Disclosure. No representation or warranty of Shareholder in this Agreement and no statement in any Schedule hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
     4.02 Representations and Warranties of Purchaser. To induce Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants, as of the Signing Date, as follows:

     4.02.01 Power and Authority. Purchaser and Parent each has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and each certificate, document and agreement to be executed and delivered by Purchaser and Parent in connection herewith (the “Purchaser Documents”) and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Purchaser and Parent, as applicable, and no other proceedings on the part of Purchaser or Parent are necessary to authorize this Agreement or the Purchaser Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the Purchaser Documents have been duly executed and delivered by Purchaser and Parent and are legal, valid and binding obligations of Purchaser and Parent, enforceable against them in accordance with their terms. Except as required by the federal securities laws, Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or other third party in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation or performance of the transaction contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Articles of Incorporation of Purchaser or Parent, or (B) any resolution adopted by the board of directors or the stockholders of Purchaser or Parent; (ii) contravene, conflict with, or result in a violation of, or give any third party the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any law or any order to which the Purchaser or Parent, or any of the assets owned or used by them may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by Purchaser or Parent or that otherwise relates to their businesses, or any of the assets owned or used by them.
     4.02.02 No Brokers Fees; No Commissions. All negotiations relative hereto and the transactions contemplated hereby have been carried on by Purchaser directly with Shareholder without any act by Purchaser that would give rise to any claim against Shareholder or the Corporation for a brokerage commission, finder’s fee or other similar payment.
     4.02.03 Acquisition of Shares. Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or sale or resale in connection with, any distribution within the meaning of Section 2(11) of the Securities Act. Purchaser has no present intention of selling, granting any participation in or otherwise distributing the Shares, and Purchaser has no contract, undertaking, agreement or arrangement with any person to sell, transfer, grant participations to such person or to any third person, with respect to any of the Shares. Purchaser understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Shareholder in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, as amended, only in certain limited circumstances.
     4.02.04 Other Buyers. Except as set forth in Schedule 4.02.04, no other business entity has notified Purchaser or any of its Affiliates that it is interested in purchasing the Business of the LLC, or any material part thereof, and, to the knowledge of Purchaser and any of its Affiliates, no other business entity is interested in purchasing the Business of the LLC, or any material part thereof. Neither Purchaser nor any of its Affiliates has conducted any negotiations with any other person or entity with respect to the purchase of the Business of the LLC, and neither Purchaser nor any of its Affiliates has any current plans to sell the Business of the LLC to another person or entity.
     4.02.05 LLC Operating Agreement. Except with regard to late payments and the failure to pay interest on such late payments, Purchaser has not breached the operating agreement of the LLC, and no event has occurred which, with notice or lapse of time or both, would constitute a breach of the operating agreement of the LLC by Purchaser.
ARTICLE V
COVENANTS
     5.01 Further Actions. If, after the Effective Date, any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) at their own expense (unless and to the extent such Parties are entitled to indemnification therefor under Article VI of this Agreement) as one or more of the other Parties reasonably may request.
     5.02 Litigation Support. In the event and for so long as Purchaser or the Corporation is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any transaction contemplated under this Agreement or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that exists on or prior to the Effective Date involving the Corporation, Shareholder will cooperate with Purchaser or the Corporation and its counsel in the contest or defense, and provide such testimony and access to those books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Purchaser (unless and to the extent the Purchaser is entitled to indemnification therefor under Article VI of this Agreement).
     5.03 Transition. Shareholder will refer all customer inquiries relating to the Business to Purchaser from and after the Effective Date until the end of the Restricted Period (as defined in the Shareholder Non-Competition Agreement).

     5.04 Operation of Business.
     (a) Purchaser shall use commercially reasonable efforts to maintain and grow the Business as conducted by the TSI Group. Until such time as all amounts to be paid by Purchaser pursuant to Sections 2.03, 2.04 and 2.05 of this Agreement have been paid in full, (i) no member of the TSI Group shall purchase Fan Accessories from anyone other than a non-Affiliate of the Parent, (ii) no member of the TSI Group shall sell Fan Accessories to anyone other than a non-Affiliate of Parent and (iii) Parent shall not, and Parent shall cause its Affiliates to not, directly or indirectly, except through any TSI Group member, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, lend credit to or render services or advice to, any business that competes with the Business as conducted by one or more members of the TSI Group.
     (b) Until such time as all amounts to be paid by Purchaser pursuant to Sections 2.03, 2.04 and 2.05 of this Agreement have been paid in full, (i) Purchaser shall promptly notify Shareholder should the TSI Group decide to decline to pursue or continue all or any material part of the Business then being conducted with a Major Customer or any Major Customer indicates that it may discontinue all or any material part of the Business then being conducted with the TSI Group, (ii) each of Purchaser and Shareholder shall promptly notify the other of any facts or circumstances (including the request by a Major Customer for terms and conditions, or changes to terms and conditions, that are unacceptable to any member of the TSI Group) that could reasonably result in the loss or discontinuance of all or any material part of the Business then being conducted with the TSI Group by any Major Customer and (iii) if Purchaser requests, Shareholder shall provide advice and consultation to Purchaser to assist it and/or the other members of the TSI Group in trying to retain such Business.
     (c) Until all amounts to be paid by Purchaser pursuant to Sections 2.03, 2.04 and 2.05 of this Agreement have been paid in full, should the TSI Group decide to decline to pursue or continue all or any material part of the Business then being conducted with a Major Customer or a Major Customer indicates that it may discontinue all or any material part of the Business then being conducted with the TSI Group, then provided that (i) Shareholder has not defaulted with respect to his obligations under Section 5.04(b), (ii) Shareholder has not defaulted with respect to any of his obligations under the Shareholder Non-Competition Agreement, (iii) Robert W. Lackey, Jr. has not defaulted with respect to any of his obligations under the RLJ Non-Competition Agreement, (iv) Imagine One Resources, LLC has not defaulted with respect to any of its obligation under the Imagine One Resources, LLC Consulting Agreement and (v) if requested by the TSI Group, Shareholder has tried in good faith to assist the TSI Group in retaining such Business but, despite such efforts, the Major Customer continues to indicate or maintain that it will not continue such Business with the TSI Group, Shareholder may elect to pursue such Business with such Major Customer (the “Re-acquired Business”) for his own account upon providing a certificate to Purchaser stating that Shareholder has satisfied the conditions of this Section 5.04(c) and identifying the Re-acquired Business that Shareholder intends to pursue. If Purchaser does not agree that Shareholder has the right to pursue such Re-acquired Business, Purchaser shall give written notice to Shareholder prior to 6:00 p.m.

Charlotte, North Carolina, time on the 15th day after delivery of such certificate, and Shareholder shall be deemed to have the right to pursue such Re-acquired Business if Purchaser has not by then given Shareholder written notice of objection. Any notice of objection shall set forth in reasonable detail the basis for each objection. Notwithstanding the foregoing, if such Major Customer gives such Re-acquired Business to a third party as evidenced by the delivery of products to such Major Customer, then Shareholder may not thereafter during the Restricted Period (as defined in the Shareholder Non-Competition Agreement) pursue or obtain such Re-acquired Business unless he has first tried in good faith to assist the TSI Group in regaining such Re-acquired Business and either (i) the TSI Group has declined to pursue such Re-acquired Business or (ii) despite such efforts, such Major Customer has indicated that it will not give such Re-acquired Business to the TSI Group.
In the event that Shareholder elects to pursue any Re-acquired Business, in accordance with the terms and conditions of this Section 5.04(c), except as provided below, (i) Shareholder and Robert W. Lackey, Jr. shall be released from their obligations under the Shareholder Non-Competition Agreement and the RLJ Non-Competition Agreement, respectively, but only to the extent that such obligations relate to the Re-acquired Business with such Major Customer and (ii) Shareholder and his Affiliates shall be deemed to have received a nonexclusive license with respect to the intellectual property rights owned or licensed by Parent and its Affiliates to the extent such intellectual property rights are required to pursue the Re-acquired Business and (iii) until the end of the Restricted Period (as defined in the Shareholder Non-Competition Agreement), Shareholder shall pay to Parent or Parent’s designee within 20 days following the end of each month a royalty fee, together with a full written report which is subject to audit, equal to 22% of Adjusted Gross Profit of the Re-acquired Business (calculated by substituting for the TSI Group, Shareholder and such of his Affiliates as is necessary to achieve the same economic effect set forth herein). Notwithstanding the foregoing, for so long as the TSI Group retains any material line(s) of Business with any such Major Customer, Shareholder’s and Robert W. Lackey, Jr.’s obligations under the Shareholder Non-Competition Agreement and the RLJ Non-Competition Agreement, respectively, shall continue to apply with respect to such retained line(s) of Business.
Shareholder’s pursuit and assumption of the Re-acquired Business shall not reduce, or be a credit against, any amounts due from Parent or Purchaser under Sections 2.03 and 2.04 of this Agreement. In the event that Shareholder elects to pursue and obtains the Re-acquired Business, as evidenced by the receipt of purchase orders or the delivery of products to the Major Customer, Purchaser and Parent shall not, and Parent shall cause its Affiliates to not, directly or indirectly, solicit or obtain such Re-acquired Business; provided, however, that Purchaser, Parent and/or their Affiliates shall be entitled to solicit and obtain the Re-acquired Business upon the earlier to occur of the following: (i) the termination of the Restricted Period, (ii) Shareholder or his Affiliates declines to pursue or continue all or any material part of the Re-acquired Business then being conducted with the Major Customer or (iii) the Major Customer discontinues all or any material part of the Re-acquired Business then being conducted with the Shareholder and/or his Affiliates.

     5.05 Modular Medallions. Shareholder has recently invented a new concept referred to as “Modular Medallions” and is transferring all right, title and interest in and to the Modular Medallions concept to Purchaser or its designee by the Intellectual Property Assignment. Purchaser shall, and shall cause any such designee to, at their expense, file for and take all reasonable steps to secure, maintain and enforce broad U.S. patent protection covering the Modular Medallions concept and products. Shareholder shall authorize his patent attorney to deliver to Purchaser copies of all correspondence to and from his patent attorney and to and from the Patent Office related to any Modular Medallions patent applications. If Purchaser or its designee, after taking all reasonable steps to secure U.S. patent protection for the Modular Medallion concept, decides to abandon its attempt to obtain such patent protection, Purchaser or its designee, as applicable, shall, prior to the abandonment of any patent application and at no cost to Shareholder, assign all right, title and interest in and to the Modular Medallions concept and any related patent applications to Shareholder. Purchaser and/or Parent shall pay to Shareholder, commencing with the 63rd month after the Effective Date and ending during the month in which the last of any U.S. patents covering the Modular Medallions expires or otherwise terminates, 5% of the TSI Group’s total net sales of products covered by any enforceable claim of any such Modular Medallions patent, excluding sales made to Wal-Mart or Lowe’s. Amounts payable to Shareholder under this Section 5.05 shall be paid by Purchaser and/or Parent with a check postmarked no later than 15 days after the end of the preceding month.
     5.06 Confidentiality. Shareholder shall not disclose any of the Confidential Information in his possession as of the Effective Date to any third party and shall refrain from using such Confidential Information except, in either case, to the extent (i) such disclosure or use is reasonably necessary for Shareholder to perform any of his duties, carry out any of his expressly permitted activities and/or enforce any of his rights under this Agreement and/or the other agreements entered in connection with this Agreement, (ii) such information becomes publicly available or obtainable from independent sources not in breach of Shareholder’s obligation under this Agreement (iii) such information is required to be disclosed by the securities laws, or in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or (iv) Purchaser has consented to such use or disclosure. In the event that Shareholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, he will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.04. The above notwithstanding, Shareholder may disclose any Confidential Information that he deems appropriate to his financial sources, and financial, legal and other advisors involved with the transactions contemplated by this Agreement. Neither Party shall disclose the terms of this Agreement, or any of the other agreements set forth herein, or the financial terms hereof, to any third party unless the exception set forth in (iii) above applies.

     5.07 Press Release. Attached hereto as Exhibit J is a press release regarding the execution of this Agreement and the transactions contemplated hereby (the “Agreed Text”). No Party shall use any language other than the Agreed Text in any press release or public announcement, including announcements by any Party for general reception by or dissemination to the employees, agents, customers or suppliers with respect to the transactions contemplated by this Agreement without the prior consent of Shareholder and Purchaser; provided, however, that: (i) each Party may make any additional disclosure or announcement which such Party, in the opinion of its counsel, is obligated to make pursuant to applicable law, in which case if possible such Party shall consult with Shareholder and Purchaser, as applicable, and incorporate changes suggested by Shareholder and Purchaser, as applicable, prior to making such disclosure or announcements; (ii) each Party may disclose any matters it deems appropriate to financial analysts, its financial sources and financial, legal and other advisors involved with the transactions contemplated by this Agreement on earnings conference calls or in any other appropriate setting; and (iii) upon consummation of the transactions contemplated by this Agreement, the Parties will use reasonable efforts to agree upon the text of any further disclosure or announcement that the Parties mutually desire to make relating to such transactions.
     5.08 Information; Inspection Rights. Until such time as all amounts to be paid by Purchaser pursuant to Sections 2.03, 2.04 and 2.05 of this Agreement have been paid in full:
     (a) Purchaser shall provide to Shareholder with each payment that is made to Shareholder pursuant to Sections 2.03 and 2.04, a report describing the calculation of the amounts being paid, in sufficient detail for the Shareholder to confirm the accuracy of each such payment and including, without limitation, (i) the cumulative Gross Profit, gross sales and Adjusted Gross Profit of the Business for the month and (ii) the gross sales of the Business by customer for the month;
     (b) Purchaser shall deliver to Shareholder no later than 50 days after the end of each calendar quarter commencing and ending after June 30, 2006, unaudited financial statements reflecting the Gross Profit and Adjusted Gross Profit of the Business as conducted by the TSI Group, for each calendar month during such quarter; and
     (c) Upon reasonable notice, Purchaser shall afford Shareholder and his attorneys, accountants and other representatives (to the extent that such persons execute a confidentiality agreement, the terms of which shall be reasonably acceptable to Purchaser) full reasonable access during normal business hours to all relevant books and records of the TSI Group relating to cumulative Adjusted Gross Profit. Shareholder shall have the right, at his sole expense, to engage a third-party independent auditing firm, provided that such auditing firm is a public accounting firm registered with the PCAOB, to audit all the financial records of TSI Group relating to the Business, and Purchaser shall reasonably cooperate with any such third-party independent auditor.

     5.09 Tax Matters.
     (a) Liability for Taxes. Shareholder shall be liable for all Taxes of the Corporation with respect to any and all periods, or portions thereof, ending on or before the Effective Date (“Pre-Effective Date Period”) and for all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses with respect to such Taxes (unless and to the extent Shareholder is entitled to a gross-up and to be indemnified and held harmless pursuant to Section 5.09(h) of this Agreement). Purchaser shall be liable for Taxes of the Corporation with respect to any and all periods, or portions thereof, beginning after the Effective Date (“Post-Effective Date Periods”) and for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses with respect to such Taxes. Any and all transactions or events contemplated by this Agreement that occur at or prior to the Effective Date shall be deemed to have occurred in the Pre-Effective Date Periods.
     (b) Allocation of Liability for Taxes. In the case of any Taxes that are attributable to a taxable period which begins before the Effective Date and ends after the Effective Date, the amount of Taxes attributable to the Pre-Effective Date Period shall be determined as follows:
     (c) Franchise Taxes. In the case of franchise or similar Taxes imposed on the Corporation based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, the portion attributable to the Pre-Effective Date Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Effective Date Period and the denominator of which is the number of days in the entire taxable period; provided, however, the amount of Tax attributable to the Pre-Effective Date Period shall not exceed the amount of Tax the Corporation would have paid if its taxable period ended immediately prior to the Effective Date.
     (d) Other Taxes. In the case of all other Taxes, the portion attributable to the Pre-Effective Date Period shall be determined on the basis of an interim closing of the books of the Corporation as of the Effective Date, and the determination of the hypothetical Tax for such Pre-Effective Date Period shall be determined on the basis of such interim closing of the books, without annualization. The hypothetical Tax for any period shall in no case be less than zero ($0). Taxes attributable to the Pre-Effective Date Period shall be determined under the same method of accounting used by the Corporation during that period.
     (e) Administration of Tax Matters. Shareholder shall prepare and timely file, or cause to be timely filed, for the Corporation, with reasonable assistance of the Corporation, Tax Returns that are required by law to be filed for the taxable period ended on or before the Effective Date including, but not limited to, federal income Tax Returns. Shareholder shall, at least 30 days prior to filing such Tax Return(s), provide a copy of such Tax Return(s) to Purchaser. Purchaser shall, within 10 days of receiving such Tax Return(s), advise Shareholder regarding any matters in such Tax Return(s) that it considers detrimental to Purchaser and/or the Corporation, and with which it disagrees. In such case, Shareholder and Purchaser shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters. If Purchaser and Shareholder are unable to resolve the disagreement within 30 days after delivery of the written notice from Purchaser, the Purchaser and Shareholder shall engage a mutually agreeable independent certified public accounting firm to resolve the issues in dispute. The scope of review by the accounting firm shall be limited to the matters in dispute. The decision of the accounting firm shall be rendered within 20 days of the engagement and shall be binding on Purchaser and Shareholder. Purchaser and Shareholder shall each pay one-half of the cost of the accounting firm. Purchaser shall be deemed to have accepted the Tax Returns proposed by Shareholder at 5:00 p.m. Charlotte, North Carolina time on the 10th day after delivery thereof if Purchaser has not by then given Shareholder timely written notice of objection. Purchaser, the Corporation and Shareholder shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes and Tax Returns (which Shareholder shall control and remain responsible for with respect to the Pre-Effective Date Periods). Such cooperation shall include the retention, and (upon the other Party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the Party requesting assistance shall pay the reasonable out-or-pocket expenses incurred by the Party providing such assistance; and provided further that no Party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the Business and operations of such Party. Purchaser agrees to retain all books and records, with respect to Tax matters pertinent to the Corporation relating to any Pre-Effective Date Periods, and to any Tax periods beginning before the Effective Date and ending after the Effective Date, until the expiration of any applicable statute of limitations or extensions thereof.
     (f) Amended Tax Returns and Refund Claims. Shareholder may not file any amended Tax Returns or refund claims in respect of any taxable period of the Corporation ending on or prior to the Effective Date without the prior written consent of Purchaser, which shall not be unreasonably withheld. Purchaser shall not, and shall cause the Corporation to not (and shall not permit or cause the Corporation to) amend any Tax Return of the Corporation in respect of any taxable period of the Corporation ending on or prior to the Effective Date without the prior written consent of Shareholder, which shall not be unreasonably withheld. The Corporation shall (and Purchaser shall cause the Corporation to) indemnify Shareholder for any liability Shareholder incurs as a result of any such amendment filed by the Corporation or Purchaser; provided, however, that the Corporation shall not be required to indemnify Shareholder (and Purchaser shall not be required to cause the Corporation to indemnify Shareholder) for any liability Shareholder incurs as a result of any amendment filed with Shareholder’s consent.
     (g) 338(h)(10) Election. Purchaser and Shareholder shall make an election under Code Section 338(h)(10) (and any comparable elections under state, local or foreign tax law) with respect to the acquisition of the Corporation by Purchaser. Purchaser and Shareholder shall cooperate fully with each other, in the making of such election. In particular, but not by way of limitation, in a timely manner, Purchaser and Shareholder shall jointly execute necessary copies of IRS Form 8023 and all ancillary documents relating thereto. The calculation of the aggregate deemed sales price and its allocation among the assets of the Corporation shall be made in accordance with Schedule 5.09. The allocation set forth in such schedule is intended to comply, and all adjustments thereto to reflect additional payments of the Stock Purchase Price shall comply, with the requirements of Sections 338 and 1060 of the Code and the Treasury Regulations thereunder. Purchaser and Shareholder agree to file all income Tax Returns or reports, including without limitation IRS Form 8883, for their respective taxable years in which the Closing occurs, to reflect the allocation described in Schedule 5.09, and all adjustments thereto to reflect additional payments of the Stock Purchase Price, and agree not to take any position inconsistent therewith before any governmental authority charged with the collection of any Tax or in any other proceeding.
     (h) Indemnification for Additional Taxes Resulting from Section 338(h)(10) Election. The Purchaser, Parent and the Corporation (referred to jointly as the “Responsible Parties”) shall, from time to time as described below, make additional payments (the “Additional Payments”) to the Shareholder so that the Shareholder will receive the same after-Tax proceeds from the sale of the Shares that he would have received had no election under Section 338(h)(10) been made with respect to the sale of the Shares. From time to time the Shareholder shall provide the Responsible Parties with information describing Additional Payments that are due to the Shareholder pursuant to the preceding sentence and an explanation of such additional amounts. If the Shareholder and the Responsible Parties are unable to agree on any such Additional Payments, the matter shall be submitted to a Resolution Accountant for resolution, whose determination shall be final, conclusive and binding on Shareholder and Purchaser. All Additional Payments shall be made by the Responsible Parties prior to the date the related Taxes owed by the Shareholder are due, unless the Parties have been unable to agree on the amount of such payment, in which case the payment will be made upon the determination of the Resolution Accountant as described above. Each of the Responsible Parties shall be jointly and severably liable for the Additional Payments.
     On the Signing Date, an Additional Payment of $42,975 shall be paid by the Purchaser to the Shareholder, which reflects the Parties’ agreement of the grossed-up amount that the Shareholder must receive to be held harmless from the Tax effects of the Section 338(h)(10) election based on the allocations set forth in Schedule 5.09. In the event of an audit by a taxing authority or any other change in the allocation set forth in Schedule 5.09, Additional Payments may be due as provided in this Section 5.09(h).
     For purposes of illustrating the operation of the provisions of this Section 5.09(h), assume that as the result of a Tax audit and a resulting adjustment to the allocations set forth in Schedule 5.09, the Shareholder becomes taxable on an additional $500,000 of income at a 35% federal rate which had been taxable at a 15% federal rate based on the allocation described in Schedule 5.09. Assume that the state Tax rate is not affected, the Shareholder incurs $10,000 of legal and accounting fees in connection with the audit, and interest is accessed on the additional Taxes. The additional federal Taxes would be $100,000. Assuming interest thereon of $20,000 plus

$10,000 of professional fees as described above, assuming that the Additional Payment would be taxed at long-term capital gains rates, and assuming an effective combined federal and state income Tax rate of 21%, the Responsible Parties would have to make an Additional Payment to the Shareholder of $164,557 ($130,000 divided by (1 minus .21)).
     5.10 Services Agreement and Net Assets. Purchaser acknowledges that it has provided certain financial information related to the LLC to the Shareholder for purposes of determining the amounts due to the Corporation (as the successor to HI) under the Services Agreement for the period leading up to and including the Effective Date (the “Services Agreement Amount”). During the first 62 calendar months commencing with July 2006, the Purchaser shall upon 30 days advance notice allow Shareholder and his attorneys, accountants and other representatives (to the extent that such persons execute a confidentiality agreement, the terms of which are reasonably acceptable to Purchaser and/or its Affiliates) to review, or have his accountants review, the financial records of the LLC to confirm that the net assets of the LLC as of such date (the “Net Assets Amount”) and accrued payments in relation to the Services Agreement were calculated correctly. The Purchaser’s calculation of the Net Assets Amount is set forth on Exhibit K attached hereto. Should the Shareholder discover as a result of any such review that the Net Assets Amount was calculated incorrectly, Shareholder shall notify Purchaser thereof and provide in such notice a written explanation of Shareholder’s calculation of the Net Assets Amount. If Purchaser agrees with Shareholder’s calculation, Purchaser shall either increase or decrease, as the case may be, its next payment of the Additional Amount by 50% of the difference between Purchaser’s original calculation of the Net Assets Amount and the correct Net Assets Amount (the “Net Assets True-up Amount”) or, if there are no more Additional Payments, the Net Assets True-up Amount shall be paid by the applicable Party to the other Party within 10 days of the date that the Parties agree on the Net Assets Amount. Purchaser and Shareholder shall use their reasonable efforts to resolve any dispute as to the correct Net Assets Amount. If Shareholder and Purchaser are unable to agree as to the Net Assets Amount within 30 days of Purchaser receiving such notice, the matter shall be submitted to a Resolution Accountant for resolution, whose determination shall be final, conclusive and binding on the Purchaser and the Shareholder. The Net Assets True-up Amount, if any, payable as a result of the Resolution Accountant’s determination shall be paid to the applicable party within ten (10) days of the date on which the Resolution Accountant renders its decision.
     5.11 Limitations on Use of Name. Except for the name “Prime/Home Impression”, neither Purchaser, Parent nor any of their Affiliates shall use the name “Home Impressions”, either alone or in conjunction with other words. Neither Purchaser, Parent nor any of their Affiliates shall use the name “Prime/Home Impressions”, either alone or in conjunction with other words, as a legal name, trade name and mark in connection with any business other than the Business.

ARTICLE VI
INDEMNIFICATION
     6.01. No Effect on Liability. None of (i) the consummation of the transactions contemplated by this Agreement, (ii) the delay or omission of any Party to exercise any of its rights under this Agreement or (iii) any investigation that any Party makes, any notice that any Party gives, or any knowledge that any Party obtains as a result thereof, or otherwise, shall affect the liability of the Parties to one another for breaches of this Agreement or prevent any Party from relying on the representations or warranties contained in this Agreement.
     6.02. Survival. The representations and warranties of the Parties made in this Agreement shall survive for the period ending on the two-year anniversary of the Signing Date; provided, however, that the representations and warranties made in Section 4.01.03 (Capitalization of Corporation) and the first sentence of Section 4.01.06 (title to personal property) shall survive indefinitely, and the representations and warranties made in Sections 4.01.14 (Taxes), 4.01.21 (Environmental, Health and Safety Matters) and 4.01.25 (Employees and Benefit Plans) shall survive only for the applicable period of the statute of limitations relating to such provisions. Notwithstanding anything set forth in this Article VI to the contrary:
     (a) Shareholder shall have no liability (for indemnification or otherwise) with respect to any representation or warranty unless on or before the two-year anniversary of the Signing Date, Purchaser notifies Shareholder of a claim specifying the factual basis of that claim in reasonable detail to the extent known to Purchaser; provided that with respect to breaches of the representations and warranties set forth in Sections 4.01.14 (Taxes) and 4.01.21 (Environmental, Health and Safety Matters), indemnification shall be required if Shareholder shall have received such notice prior to the date 30 days after the expiration of the statute of limitations applicable to claims giving rise to the breach of such representations and warranties; provided further that the foregoing limitation shall not apply to any breach or any representation or warranty set forth in Section 4.01.03 (Capitalization of Corporation) or the first sentence of Section 4.01.06 (Title to and Condition of Properties);
     (b) Shareholder shall have no liability under Sections 6.03(i) or 6.03(iii) unless and until the aggregate amount of Losses under such subsections exceeds $50,000 and then only to the extent of the amount of such excess; provided that the foregoing limitation shall not apply to any breach of any representation or warranty by Shareholder set forth in the third sentence of Section 4.01.02 (Corporate Existence and Authority), Section 4.01.03 (Capitalization of Corporation) or the first sentence of Section 4.01.06 (Title to and Condition of Properties), and neither Purchaser nor Parent shall have any liability under Section 6.04(i) unless and until the aggregate amount of Losses under such subsection exceeds $50,000 and then only to the extent of the amount of such excess; and
     (c) Shareholder shall have no liability under Sections 6.03(i) or 6.03(iii) to the extent that the aggregate amount of Losses under such subsections would exceed the amount of the Stock Purchase Price actually received by Shareholder pursuant to Section 2.03(a), and neither

Purchaser nor Parent shall have any liability under Section 6.04(i) to the extent that the aggregate amount of Losses under such subsection would exceed the amount of the Stock Purchase Price actually received by Shareholder pursuant to Section 2.03(a).
     6.03 Indemnification of Purchaser and the Corporation. Subject to the other provisions of this Article VI, from and after the Signing Date, Shareholder shall defend, indemnify and hold each of Parent, Purchaser, the Corporation and their respective officers, directors, employees and agents harmless from and against, and promptly reimburse Parent, Purchaser, the Corporation and their respective officers, directors, employees and agents, as the case may be, for, any loss, expense, damage, deficiency, liability, claim or obligation, including reasonable investigative costs, reasonable costs of defense, settlement costs (subject to approval as provided below) and reasonable attorneys’ fees (collectively, “Losses”) that Parent, Purchaser, the Corporation and/or their respective officers, directors, employees and agents incurs arising out of (i) any breach of any representation or warranty made by Shareholder in this Agreement, (ii) any breach by Shareholder of any covenant or obligation of Shareholder under this Agreement and (iii) any claim asserted by any party (other than Parent, Purchaser or any other Affiliate of Parent), based on any product sold or manufactured by, or any services provided by, the Corporation prior to the Effective Date.
     6.04 Indemnification of Shareholder. Subject to the other provisions of this Article VI, from and after the Signing Date, Purchaser and Parent shall, jointly and severally, defend, indemnify and hold Shareholder and the other Lackey Parties harmless from and against, and promptly reimburse it for, any Losses that Shareholder or the other Lackey Parties incurs arising out of (i) any breach of any representation or warranty made by Purchaser in this Agreement and (ii) any breach by Purchaser of any covenant or obligation or Purchaser under this Agreement.
     6.05 Indemnification Procedure; Offsets. An indemnifying party (the “Indemnitor”) shall promptly pay or reimburse to the indemnified party (the “Indemnitee”) the amount of all Losses payable or reimbursable to the indemnified party pursuant to this Article VI after the amount of any such Losses and the Indemnitor’s liability therefor is established by (i) agreement in writing between Indemnitor and the Indemnitee or (ii) by a final judgment of a court of competent jurisdiction (any Loss so determined is referred to herein as an “Established Loss”). If the Indemnitor does not pay to the Indemnitee the amount of the Established Loss on or before the 30th day after the determination described in item (i) or (ii) above then on the 31st day after such determination, the amount of the Established Loss payable by the Indemnitor shall bear interest at a rate equal to the Prime Rate plus four percent (4%) per annum. If any Established Loss is outstanding and unpaid on the date on which the Indemnitee is obligated to pay any amount to the Indemnitor (either pursuant to this Agreement or any other agreement between Indemnitor and the Indemnitee), then the Indemnitee may set off such Established Loss against such amount due and payable to the Indemnitor.
     6.06 Notice and Opportunity to Defend.

     6.06.01 Notice, Etc. If any Party entitled to indemnification from another Party under Section 6.03 or Section 6.04 (the “Indemnified Party”) receives notice of any third-party claim or commencement of any third-party action or proceeding (an “Asserted Liability”) with respect to which the Indemnified Party is entitled to indemnification under Section 6.03 or Section 6.04 from another Party hereto (an “Indemnifying Party”), the Indemnified Party shall promptly give the Indemnifying Party notice thereof. The Indemnified Party’s failure to notify an Indemnifying Party shall not cause the Indemnified Party to lose its right to indemnification under this Article, except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend against an Asserted Liability that such Indemnifying Party has the right to defend against hereunder (and except as otherwise set forth in this Article). Such notice shall describe the Asserted Liability in reasonable detail, and if practicable shall indicate the amount (which may be estimated) of the Losses that have been or may be asserted by the Indemnified Party. The Indemnifying Party may defend against an Asserted Liability on behalf of the Indemnified Party utilizing counsel reasonably acceptable to the Indemnified Party, unless (i) the Indemnified Party reasonably objects to such assumption on the grounds that counsel for such Indemnifying Party has indicated that, without a waiver, it cannot represent both the Indemnified Party and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest or because there may be defenses available to the Indemnified Party that are not available to such Indemnifying Party, (ii) the Indemnifying Party is not capable (by reason of insufficient financial capacity, bankruptcy, receivership, liquidation, managerial deadlock, managerial neglect or similar events) of maintaining a reasonable defense of such action or proceeding, or (iii) the action or proceeding seeks injunctive or other equitable relief against the Indemnified Party.
     6.06.02 Defense Costs. If any Indemnifying Party defends an Asserted Liability, it shall do so at its own expense and shall not be responsible for the costs of defense, investigative costs, attorney’s fees or other expenses incurred to defend the Asserted Liability (collectively, “Defense Costs”) of the Indemnified Party (which may continue to defend, at its own expense). If the Indemnified Party assumes the defense of an Asserted Liability by reason of clauses (i) or (ii) of Section 6.06.01 above, or because the Indemnifying Party has not elected to assume the defense, then such Indemnifying Party shall indemnify the Indemnified Party for its reasonable Defense Costs; provided, however, the Indemnifying Party shall not be liable for the costs of more than one counsel for all Indemnified Parties in any one jurisdiction. An Indemnifying Party may settle any Asserted Liability only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld.
     6.06.03 Third Party Claims. The Parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Signing Date with respect to which indemnification is not available (for any reason) under this Article VI, provided that the Party requesting cooperation shall reimburse the other Party for such other Party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.
     6.07 Delays or Omissions; Other Remedies. No delay or omission to exercise any right, power or remedy inuring to any Party upon any breach or default of any Party under this Agreement shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Neither the exercise of nor the failure to exercise any remedy under this Agreement by a Party shall constitute an election of remedies or limit in any manner the availability of any remedies that may be available to such Party. All remedies either under this Agreement or by law or otherwise afforded to the Parties shall be cumulative and not alternative, but the limitations set forth in Section 6.02 shall apply to any claims based on breaches of representations and warranties.
ARTICLE VII
MISCELLANEOUS
     7.01 Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be sent by facsimile transmission or by a nationally recognized overnight delivery service, charges prepaid, to the following addresses:

If to Purchaser:	Copy to:

Attn: Marcus Scrudder	Brian D. Barnard
650 South Royal Lane, Suite 100	201 Main Street, Suite 2200
Coppell, TX 75019	Fort Worth, TX 76102
Facsimile: (972) 304-3754	Facsimile: 817-348-2303

If to the Lackey Parties:	Copy to:

Robert Lackey and	Robinson, Bradshaw & Hinson, P.A.
Robert Lackey, Jr.	Attn: Robert. M. Bryan
420 Third Avenue NW	101 North Tryon Street, Suite 1900
Hickory, NC 28601	Charlotte, NC 28246
Facsimile: 828-328-5250	Facsimile: 704-373-3910
The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by nationally recognized overnight delivery service in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by facsimile in accordance with the provisions of this Section, such notice shall be conclusively deemed given immediately upon confirmation that such transmission has been successfully transmitted.
     7.02 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties, the Lackey Parties and their respective successors and permitted assigns.
     7.03 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     7.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of all the other Parties.
     7.05 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic mail), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     7.06 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     7.07 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     7.08 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New Castle County, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.
     7.09 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

     7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     7.11 Expenses. Each of Purchaser and Shareholder will bear its or his own respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     7.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
     7.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     7.14 Mediation.
     (a) If any claim, controversy or dispute arises out of or relates to this Agreement, or its breach (other than a payment calculation dispute to be resolved pursuant to the procedures in Section 2.07 or a tax gross-up dispute to be resolved pursuant to the procedures in Section 5.09(h)), and the parties have not been successful in resolving such dispute through negotiation, either party may request mediation by giving the other party written notice thereof, and the parties shall submit the dispute to mediation as provided herein. The dispute shall be submitted to a sole mediator selected by the parties or, at the request of either party, selected by, and conducted pursuant to the rules of, the American Arbitration Association (“AAA”). Each party shall bear its own expenses and an equal share of the fees and expenses of the mediator and the fees of the AAA. All defenses based on passage of time shall be suspended pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation. Each party shall bear its own costs and attorneys’ fees associated with mediation.
     (b) Any mediation proceeding will take place in Wilmington, Delaware, or such other place as the Purchaser and Shareholder may mutually agree.
     (c) No party shall suspend or delay its performance under this Agreement during or pending the resolution of any negotiation, mediation or other dispute proceeding. A party’s continued performance hereunder shall not be construed as a waiver or concessions of any claim, defense, issue of fact or other right or remedy provided for hereunder or otherwise available to a party.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement, as of the date first written above.

SHAREHOLDER:

/s/ Robert Lackey

ROBERT LACKEY

PURCHASER:

TRADE SOURCE INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Marcus Scrudder

Name: Marcus Scrudder
Title: Chief Financial Officer

PARENT:

CRAFTMADE INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Marcus Scrudder

Name: Marcus Scrudder
Title: Chief Financial Officer